Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q2 2019 Results

New York, NY – August 1, 2019 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter ended June 30, 2019.

Business Update

Silvercrest finished the second quarter of 2019 with one of its strongest organic growth quarters over the past few years, with $259 million in new client accounts. Our high net worth wealth management business led the way in the second quarter, a demonstration of the firm’s diversified growth opportunities. We will continue investment in our high net worth portfolio management teams to maintain the organic growth of this business. Furthermore, additional organic capital inflows from existing clients diminished the effect of normal second quarter tax-related outflows. Strong capital markets since the fourth quarter of 2018 market downturn also have helped put the firm on its growth trajectory, with discretionary assets under management at $16 billion and total assets under management at $21.7 billion, up approximately $1 billion during the quarter.

Our strong growth in assets under management during the second quarter does not include our previously announced acquisition of certain assets of Cortina Asset Management, LLC. We had previously announced that we expected that transaction to close during the third quarter of this year. We, in fact, closed on July 1, and we are thrilled to welcome our new Milwaukee partners and colleagues to the firm. Their high-quality growth equity strategies bring approximately $1.7 billion of assets under management to Silvercrest at an annual revenue run rate of approximately $13 million, starting with the third quarter. We expect the transaction to contribute meaningful accretion to the firm’s cash flow and earnings per share. Furthermore, we are excited to support the talent behind our new growth equity strategies with new opportunities in the institutional marketplace. Our marketing teams are fully integrated and are already working to continue building that business. We have a robust institutional asset management pipeline and have substantial institutional interest across Silvercrest's equity strategies, some of which have only recently been introduced to the marketplace.

As we mentioned last quarter, the remainder of 2019 and 2020 will be important for growth in the firm’s Outsourced Chief Investment Officer (OCIO) initiative. I am pleased that the marketing pipeline for that business looks robust. Given our activity level, we expect near-term positive results.

The current M&A environment for wealth management firms remains both active and expensive. Silvercrest is involved in multiple conversations at any given time. We believe our brand, culture, capabilities and technological innovation make Silvercrest a premier partner for the right businesses. Regardless of the environment, Silvercrest will seek to create value on behalf of shareholders where opportunity resides, and we will continue to foster initiatives to organically grow the firm.

On July 29, 2019, the Company’s Board of Directors declared a quarterly dividend of $0.15 per share of Class A common stock.  The dividend will be paid on or about September 20, 2019 to shareholders of record as of the close of business on September 13, 2019.

Second Quarter 2019 Highlights

•	Total Assets Under Management (“AUM”) of $21.7 billion, inclusive of discretionary AUM of $16.0 billion and non-discretionary AUM of $5.7 billion at June 30, 2019.
•	Revenue of $23.9 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $3.4 million and $1.9 million, respectively.
•	Basic and diluted net income per share of $0.22.
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)[1] of $6.6 million.
•	Adjusted net income[1] of $3.7 million.
•	Adjusted basic and diluted earnings per share[1], [2] of $0.28 and $0.27, respectively.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands except as indicated)	2019	2018	2019	2018
Revenue	$23,897	$24,577	$46,469	$48,908
Income before other income (expense), net	$4,430	$5,453	$8,429	$10,747
Net income	$3,351	$4,193	$6,396	$8,243
Net income margin	14.0%	17.1%	13.8%	16.9%
Net income attributable to Silvercrest	$1,864	$2,337	$3,573	$4,568
Net income per basic and diluted share	$0.22	$0.28	$0.42	$0.55
Adjusted EBITDA[1]	$6,566	$7,094	$12,319	$14,018
Adjusted EBITDA margin[1]	27.5%	28.9%	26.5%	28.7%
Adjusted net income[1]	$3,719	$4,245	$7,021	$8,350
Adjusted basic earnings per share[1,2]	$0.28	$0.32	$0.52	$0.63
Adjusted diluted earnings per share[1,2]	$0.27	$0.31	$0.51	$0.61
Assets under management at period end (billions)	$21.7	$21.8	$21.7	$21.8
Average assets under management (billions)[3]	$21.3	$21.7	$20.4	$21.6
Discretionary assets under management (billions)	$16.0	$16.2	$16.0	$16.2

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three and six months ended June 30, 2019 are based on the number of shares of Class A common stock and Class B common stock outstanding as of June 30, 2019.  Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units, and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $21.7 billion

Silvercrest’s discretionary assets under management decreased by $0.2 billion, or 1.2%, to $16.0 billion at June 30, 2019 from $16.2 billion at June 30, 2018.  The decrease was attributable to net client outflows of $0.5 billion partially offset by market appreciation of $0.3 billion.  Silvercrest’s total AUM decreased by $0.1 billion, or 0.5%, to $21.7 billion at June 30, 2019 from $21.8 billion at June 30, 2018.  The decrease was attributable to net client outflows of $1.3 billion partially offset by market appreciation of $1.2 billion.

Silvercrest’s discretionary assets under management increased by $0.7 billion, or 4.6%, to $16.0 billion at June 30, 2019 from $15.3 billion at March 31, 2019.  The increase was attributable to net client inflows of $0.2 billion and market appreciation of $0.5 billion.  Silvercrest’s total AUM increased by $0.9 billion, or 4.3%, to $21.7 billion at June 30, 2019 from $20.8 billion at March 31, 2019.  The increase was attributable to net client inflows of $0.1 billion and market appreciation of $0.8 billion.

Second Quarter 2019 vs. Second Quarter 2018

Revenue decreased by $0.7 million, or 2.8%, to $23.9 million for the three months ended June 30, 2019, from $24.6 million for the three months ended June 30, 2018. This decrease was driven by net client outflows in discretionary assets under management as well as by market fluctuations over the past year, partially offset by market appreciation during the three months ended June 30, 2019.

Total expenses increased by $0.4 million, or 1.8%, to $19.5 million for the three months ended June 30, 2019 from $19.1 million for the three months ended June 30, 2018. Compensation and benefits expense decreased by $0.4 million, or 3.0%, to $14.0 million for the three months ended June 30, 2019 from $14.4 million for the three months ended June 30, 2018. The decrease was primarily attributable to a decrease in the accrual for bonuses of $0.9 million, partially offset by an increase in salaries and benefits expense of $0.5 million primarily as a result of merit-based increases and newly hired staff. General and administrative expenses increased by $0.8 million, or 16.5%, to $5.5 million for the three months ended June 30, 2019 from $4.7 million for the three months ended June 30, 2018. The increase was primarily attributable to an increase in professional fees of $0.2 million due to an increase in acquisition-related legal fees, an increase in occupancy and related expenses of $0.4 million and an increase in moving and storage costs of $0.2 million related to the renovation of our office space in New York City.

Consolidated net income was $3.4 million or 14.0% of revenue for the three months ended June 30, 2019 as compared to $4.2 million or 17.1% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $1.9 million, or $0.22 per basic and diluted share for the three months ended June 30, 2019.   Our Adjusted Net Income1 was $3.7 million, or $0.28 per adjusted basic share and $0.27 per adjusted diluted share2 for the three months ended June 30, 2019.

Adjusted EBITDA1 was $6.6 million or 27.5% of revenue for the three months ended June 30, 2019 as compared to $7.1 million or 28.9% of revenue for the same period in the prior year.

Six Months Ended June 30, 2019 vs. Six Months Ended June 30, 2018

Revenue decreased by $2.4 million, or 5.0%, to $46.5 million for the six months ended June 30, 2019, from $48.9 million for the six months ended June 30, 2018. This decrease was driven by net client outflows in discretionary assets under management as well as by market fluctuations over the past year, partially offset by market appreciation during the six months ended June 30, 2019.

Total expenses decreased by $0.1 million, or 0.3%, to $38.0 million for the six months ended June 30, 2019 from $38.1 million for the six months ended June 30, 2018. Compensation and benefits expense decreased by $1.4 million, or 4.8%, to $27.4 million for the six months ended June 30, 2019 from $28.8 million for the six months ended June 30, 2018. The decrease was primarily attributable to a decrease in the accrual for bonuses of $2.4 million, partially offset by an increase in salaries and benefits expense of $1.0 million primarily as a result of merit-based increases and newly hired staff. General and administrative expenses increased by $1.3 million, or 13.3%, to $10.7 million for the six months ended June 30, 2019 from $9.4 million for the six months ended June 30, 2018. The increase was primarily attributable to an increase in portfolio and systems expenses of $0.4 million due to an increase in soft dollar-related research costs, an increase in occupancy and related expenses of $0.5 million, an increase in professional fees of $0.2 million due to an increase in acquisition-related legal fees and an increase in moving and storage costs of $0.2 million related to the renovation of our office space in New York City.

Consolidated net income was $6.4 million or 13.8% of revenue for the six months ended June 30, 2019 as compared to $8.2 million or 16.9% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $3.6 million, or $0.42 per basic and diluted share for the six months ended June 30, 2019.   Our Adjusted Net Income1 was $7.0 million, or $0.52 per adjusted basic share and $0.51 per adjusted diluted share2 for the six months ended June 30, 2019.

Adjusted EBITDA1 was $12.3 million or 26.5% of revenue for the six months ended June 30, 2019 as compared to $14.0 million or 28.7% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $50.9 million at June 30, 2019, compared to $69.3 million at December 31, 2018.  As of June 30, 2019, there was nothing outstanding on our revolving credit facility with City National Bank.

Total Silvercrest Asset Management Group Inc.’s equity was $57.7 million at June 30, 2019.  We had 8,623,720 shares of Class A common stock outstanding and 4,832,839 shares of Class B common stock outstanding at June 30, 2019.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.

•

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted

EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.

•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on August 2, 2019, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 or for international listeners the call may be accessed by dialing 1-253-237-1128.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue
Management and advisory fees	$22,879	$23,539	$44,468	$46,842
Family office services	1,018	1,038	2,001	2,066
Total revenue	23,897	24,577	46,469	48,908
Expenses
Compensation and benefits	14,018	14,447	27,381	28,757
General and administrative	5,449	4,677	10,659	9,404
Total expenses	19,467	19,124	38,040	38,161
Income before other income (expense), net	4,430	5,453	8,429	10,747
Other income (expense), net
Other income, net	8	8	15	18
Interest income	79	76	149	129
Interest expense	(8)	(13)	(16)	(29)
Total other income (expense), net	79	71	148	118
Income before provision for income taxes	4,509	5,524	8,577	10,865
Provision for income taxes	1,158	1,331	2,181	2,622
Net income	3,351	4,193	6,396	8,243
Less: net income attributable to non-controlling interests	(1,487)	(1,856)	(2,823)	(3,675)
Net income attributable to Silvercrest	$1,864	$2,337	$3,573	$4,568
Net income per share:
Basic	$0.22	$0.28	$0.42	$0.55
Diluted	$0.22	$0.28	$0.42	$0.55
Weighted average shares outstanding:
Basic	8,584,614	8,288,392	8,552,017	8,238,115
Diluted	8,587,156	8,292,809	8,555,181	8,243,163

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of non-GAAP financial measure:
Net income	$3,351	$4,193	$6,396	$8,243
Provision for income taxes	1,158	1,331	2,181	2,622
Delaware Franchise Tax	50	63	100	125
Interest expense	8	13	16	29
Interest income	(79)	(76)	(149)	(129)
Depreciation and amortization	732	620	1,243	1,233
Equity-based compensation	879	801	1,721	1,601
Other adjustments (A)	467	149	811	294
Adjusted EBITDA	$6,566	$7,904	$12,319	$14,018
Adjusted EBITDA Margin	27.5%	28.9%	26.5%	28.7%

(A)	Other adjustments consist of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Non-acquisition expansion costs (a)	$—	$81	$97	$157
Acquisition costs (b)	232	—	370	—
Severance	—	—	13	—
Other (c)	235	68	331	137
Total other adjustments	$467	$149	$811	$294
(a)

For the three months ended June 30, 2019 and 2018, represents accrued earnout of $0 and $81, respectively, related to our Richmond, VA office expansion.  For the six months ended June 30, 2019 and 2018, represents accrued earnout of $97 and $157, respectively, related to our Richmond, VA office expansion.

(b)

For the three months ended June 30, 2019, represents legal fees of $38 related to the Neosho Acquisition and legal fees of $194 related to the acquisition of Cortina Asset Management, LLC.  For the six months ended June 30, 2019, represents legal fees of $156 related to the Neosho Acquisition and legal fees of $214 related to the acquisition of Cortina Asset Management, LLC.

(c)

For the three months ended June 30, 2019, represents moving expenses of $187 related to office relocations and an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives.  For the six months ended June 30, 2019, represents moving expenses of $235 related to office relocations and an ASC 842 rent adjustment of $96 related to the amortization of property lease incentives.  For the three and six months ended June 30, 2018, represents professional fees of $0 and $15, respectively, for services related to the Tax Cuts and Jobs Act, $51 and $105, respectively, related to a sign on bonus paid to a certain employee and professional fees related to the relocation of network equipment of $17 and $17, respectively.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Reconciliation of non-GAAP financial measure:
Consolidated net income	$3,351	$4,193	$6,396	$8,243
GAAP Provision for income taxes	1,158	1,331	2,181	2,622
Delaware Franchise Tax	50	63	100	125
Other adjustments (A)	467	149	811	294
Adjusted earnings before provision for income taxes	5,026	5,736	9,488	11,284
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(1,307)	(1,491)	(2,467)	(2,934)

Adjusted net income	$3,719	$4,245	$7,021	$8,350

GAAP net income per share (B):
Basic and diluted	$0.22	$0.28	$0.42	$0.55

Adjusted earnings per share/unit (B):
Basic	$0.28	$0.32	$0.52	$0.63
Diluted	$0.27	$0.31	$0.51	$0.61
Shares/units outstanding:
Basic Class A shares outstanding	8,624	8,306	8,624	8,306
Basic Class B shares/units outstanding	4,833	4,905	4,833	4,905
Total basic shares/units outstanding	13,457	13,211	13,457	13,211

Diluted Class A shares outstanding (C)	8,626	8,309	8,626	8,309
Diluted Class B shares/units outstanding (D)	5,215	5,391	5,215	5,391
Total diluted shares/units outstanding	13,841	13,700	13,841	13,700
(A)	See A in Exhibit 2.
(B)	GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)	Includes 1,897 and 3,792 unvested restricted stock units at June 30, 2019 and 2018, respectively.
(D)	Includes 276,963 and 486,098 unvested restricted stock units and 105,398 and zero non-qualified stock options at June 30, 2019 and 2018, respectively.

Exhibit 4

Silvercrest Asset Management Group Inc.

Consolidated Statements of

Financial Condition
(in thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$50,877	$69,283
Investments	16	1,493
Receivables, net	6,790	8,022
Due from Silvercrest Funds	831	1,233
Furniture, equipment and leasehold improvements, net	5,498	3,436
Goodwill	27,352	25,168
Operating lease assets	35,220	—
Finance lease assets	157	—
Intangible assets, net	9,198	9,893
Deferred tax asset – tax receivable agreement	11,407	12,206
Prepaid expenses and other assets	3,939	2,629
Total assets	$151,285	$133,363
Liabilities and Equity
Accounts payable and accrued expenses	$3,803	$2,947
Accrued compensation	13,568	31,470
Deferred rent	—	7,225
Operating lease liabilities	41,768	—
Finance lease liabilities	160	—
Deferred tax and other liabilities	9,458	9,322
Total liabilities	68,757	50,964
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 8,623,720 and 8,518,096 issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	86	85
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 4,832,839 and 4,934,103 issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	47	48
Additional Paid-In Capital	44,188	43,584
Retained earnings	13,332	12,330
Total Silvercrest Asset Management Group Inc.’s equity	57,653	56,047
Non-controlling interests	24,875	26,352
Total equity	82,528	82,399
Total liabilities and equity	$151,285	$133,363

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended June 30,		% Change From June 30,
	2019	2018	2018
Beginning assets under management	$20.8	$21.5	(3.3)%
Gross client inflows	2.2	2.2	0.0%
Gross client outflows	(2.1)	(2.3)	(8.7)%
Market appreciation	0.8	0.4	100.0%
Ending assets under management	$21.7	$21.8	(0.5)%

	Six Months Ended June 30,		% Change From June 30,
	2019	2018	2018
Beginning assets under management	$19.0	$21.3	(10.8)%
Gross client inflows	4.4	4.4	0.0%
Gross client outflows	(4.3)	(4.3)	0.0%
Market appreciation	2.6	0.4	550.0%
Ending assets under management	$21.7	$21.8	(0.5)%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended June 30,		% Change From June 30,
	2019	2018	2018
Beginning assets under management	$15.3	$15.9	(3.8)%
Gross client inflows	2.2	2.2	0.0%
Gross client outflows	(2.0)	(2.3)	(13.0)%
Market appreciation	0.5	0.4	25.0%
Ending assets under management	$16.0	$16.2	(1.2)%

	Six Months Ended June 30,		% Change From June 30,
	2019	2018	2018
Beginning assets under management	$14.2	$16.0	(11.3)%
Gross client inflows	4.2	4.2	0.0%
Gross client outflows	(4.2)	(4.1)	2.4%
Market appreciation	1.8	0.1	1,700.0%
Ending assets under management	$16.0	$16.2	(1.2)%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended June 30,		% Change From June 30,
	2019	2018	2018
Beginning assets under management	$5.5	$5.6	(1.8)%
Gross client inflows	—	—	0.0%
Gross client outflows	(0.1)	—	(100.0)%
Market appreciation	0.3	—	100.0%
Ending assets under management	$5.7	$5.6	1.8%

	Six Months Ended June 30,		% Change From June 30,
	2019	2018	2018
Beginning assets under management	$4.8	$5.3	(9.4)%
Gross client inflows	0.2	0.2	0.0%
Gross client outflows	(0.1)	(0.2)	(50.0)%
Market appreciation	0.8	0.3	166.7%
Ending assets under management	$5.7	$5.6	1.8%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended June 30,
	2019	2018
Total AUM as of March 31,	$20.767	$21.480
Discretionary AUM:
Total Discretionary AUM as of March 31,	15.342	15.857
New client accounts/assets	0.259	0.240	(1)
Closed accounts	(0.022)	(0.037)	(2)
Net cash inflow/(outflow)	(0.009)	(0.309)	(3)
Non-discretionary to discretionary AUM	(0.002)	(0.003)	(4)
Market appreciation	0.473	0.409
Change to Discretionary AUM	0.699	0.300
Total Discretionary AUM as of June 30,	16.041	16.157
Change to Non-Discretionary AUM	0.253	(0.006)	(5)
Total AUM as of June 30,	$21.719	$21.774

	Six Months Ended June 30,
	2019	2018
Total AUM as of January 1,	$19.032	$21.340
Discretionary AUM:
Total Discretionary AUM as of January 1,	14.244	15.998
New client accounts/assets	0.455	0.293	(1)
Closed accounts	(0.375)	(0.043)	(2)
Net cash inflow/(outflow)	(0.016)	(0.167)	(3)
Non-discretionary to discretionary AUM	(0.011)	(0.003)	(4)
Market appreciation	1.744	0.079
Change to Discretionary AUM	1.797	0.159
Total Discretionary AUM as of June 30,	16.042	16.157
Change to Non-Discretionary AUM	0.890	0.275	(5)
Total AUM as of June 30,	$21.719	$21.774
(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of June 30, 2019

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
AS OF 6/30/2019	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	10.1	14.5	10.9	14.6	9.1
Russell 1000 Value Index		8.5	10.2	7.5	12.1	7.4
Small Cap Value Composite	4/1/02	- 2.4	10.6	7.4	11.9	10.5
Russell 2000 Value Index		- 6.2	9.8	5.4	10.3	7.8
Smid Cap Value Composite	10/1/05	0.2	12.9	9.0	13.4	10.0
Russell 2500 Value Index		- 1.9	9.0	5.6	11.0	7.3
Multi Cap Value Composite	7/1/02	3.3	12.6	9.5	13.8	9.7
Russell 3000 Value Index		7.3	10.2	7.3	12.0	8.0
Equity Income Composite	12/1/03	8.2	13.2	10.8	14.5	11.9
Russell 3000 Value Index		7.3	10.2	7.3	12.0	8.2
Focused Value Composite	9/1/04	4.4	12.4	9.9	13.9	10.9
Russell 3000 Value Index		7.3	10.2	7.3	12.0	7.9

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.